Exhibit 10(nn)

EMPLOYMENT AGREEMENT

1. PARTIES: The parties to this Employment Agreement (hereafter referred to as this “Agreement”) are DR. RONALD D. SUGAR (hereafter referred to as “Executive”) and NORTHROP GRUMMAN CORPORATION (hereafter referred to as “Northrop Grumman” or “the Company”).

2. EMPLOYMENT: Executive has been employed by Northrop Grumman as its President and Chief Operating Officer since September 19, 2001 and member of the Company’s Board of Directors (the “Board”) since April, 2001. Executive and Northrop Grumman were parties to an Employment Agreement that was effective on or about September 19, 2001 (the “2001 Employment Agreement”). Northrop Grumman and Executive now wish to terminate the 2001 Employment Agreement and to enter into new employment terms and conditions as set forth in this Agreement in connection with Executive’s election to the position of Chief Executive Officer and President of Northrop Grumman and continuation as a member of the Board.

3. TERM: The term of this Agreement shall commence as of the date (the “Effective Date”) that the Board elects the Executive as Chief Executive Officer and President of the Company and shall end at the close of business on the day before the fifth anniversary of the Effective Date, unless sooner terminated as hereinafter provided and subject to extension as provided in the next sentence. Commencing with the day before the fifth anniversary of the Effective Date and on each subsequent annual anniversary of such date, the term of this Agreement shall automatically be extended for an additional one-year period unless the Executive or the Company has provided the other party hereto at least ninety (90) day’s prior written notice that the term of this Agreement shall not be so extended (or further extended, as the case may be). Providing any such notice shall not constitute a breach of this Agreement by either party and shall not entitle the Executive to the special severance benefits set forth in Section 15. Notwithstanding anything else contained herein to the contrary, the term of this Agreement shall not extend beyond, and shall terminate on or before, the last day of the month in which the Executive attains his sixty-fifth (65th) birthday.

4. POSITION AND DUTIES: Executive shall serve as Chief Executive Officer and President of the Company and shall be an elected officer of the Company throughout the term of this Agreement. Executive will also continue as a member of the Board throughout the term of this Agreement. Executive also agrees to serve on any Company subsidiary Board to which he has been or may in the future be elected. Executive shall, during the term hereof:

A. be responsible for the general supervision, direction and control of the business and affairs of the Company and shall have such other duties and responsibilities as the Board shall designate that are consistent with Executive’s position as Chief Executive Officer and President of the Company. Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the Board and in accordance with the practices and policies of the Company as in effect from time to time. While employed as Chief Executive Officer and President of the Company, Executive shall report exclusively to the Board.

B. devote all of his business time (excluding periods of vacations and absences made necessary because of illness or other traditionally approved leave purposes), energy and skill in the performance of his duties with the Company; provided, however, that the foregoing will not prevent Executive from reasonably (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the boards of directors or advisory boards of other companies, and (ii) managing his and his family’s personal investments.

5.	COMPENSATION AND BENEFITS: During the term of this Agreement, the following terms shall apply:

A. Base Salary: Executive’s base salary during the term of this Agreement shall be no less than $1,100,000 per year, which amount shall be subject to periodic increases, but not decreases, in accordance with the Company’s normal salary review process.

B. ICP Bonus: Executive shall continue to participate in the Incentive Compensation Plan (“ICP”), a bonus plan for certain selected officers of the Company.

C. Benefits: For the term of this Agreement, Executive shall participate in the Northrop Grumman welfare plans, and shall continue benefit accruals under the Northrop Grumman pension plans, in which Northrop Grumman’s elected officers participate, as such plans may be amended from time to time. These plans currently include, but are not limited to, the Northrop Grumman Retirement Plan (the “NG Retirement Plan”), the Northrop Grumman Savings and Investment Plan, and, for the purpose of providing non-qualified benefits in excess of Internal Revenue Code Sections 415 and 401(a)(17) limits, two non-qualified supplemental executive retirement plans known as “ERISA 1” and “ERISA 2”.

D. Special Pension Benefits:

1. CPC SERP: Executive shall be a participant in a supplemental retirement plan known as the CPC SERP. As of January 1, 2002 Executive shall be deemed to have 5 years of vesting service under the CPC SERP and shall continue to accrue service for his employment after January 1, 2002. His defined benefit retirement plan benefits shall include benefits accrued under the CPC SERP, the NG Retirement Plan, ERISA 1 and ERISA 2, in addition to benefits accrued under defined benefit retirement plans in which he participated at TRW Inc. (“TRW”) and Litton Industries, Inc. (“Litton”), his prior employers.

2. SRI Plan: In addition to the CPC SERP, Executive shall be a participant in the Northrop Supplemental Retirement Income Program for Senior Executives (the “SRI Plan”), which provides for a maximum benefit of 60% of Final

Average Salary (which term is defined to include salary and bonus) at age 65. In order to be eligible for any benefits under the SRI Plan, Executive must have 10 years of vesting service. Executive shall be deemed to have 5 years of vesting service under the SRI Plan as of January 1, 2002 and shall continue to accrue service for his employment thereafter. In the event Executive meets this vesting requirement and terminates from employment on or after January 1, 2007, his retirement benefits from defined benefit retirement plans shall be equal to the sum of the values of (i) the monthly benefits accrued under all the plans noted in D 1, above; plus, if any, (ii) the monthly benefits under the SRI Plan formula, which formula will incorporate an offset for the sum of (x) the monthly benefits payable to him at retirement under all the plans noted in D 1 above, and (y) an annual benefit of $124,788 commencing at retirement (representing an offset for a portion of the retirement benefits already paid to him under certain Litton retirement plans). Each pension benefit shall be paid under the terms (including choice of optional forms) of the plan from which it is paid.

E. Stock and Stock Options: As of the Effective Date, Executive will be awarded a non-qualified stock option covering 50,000 shares of Northrop Grumman common stock (subject to proportional adjustment to give effect to any stock splits, reverse stock splits or similar changes in capitalization that occur after the date of this Agreement and prior to the Effective Date). These options will be subject to the terms and conditions of the Company’s 2001 Long Term Incentive Stock Plan (“LTISP”), the Guide to Administration for the LTISP (“Guide”) and the grant certificate to be provided to Executive to evidence such options (which certificate shall be in substantially the same form as the form of option certificate customarily used by the Company for employee stock option grants). Executive shall also be eligible to receive future grants under the LTISP in accordance with the Company’s normal practice of awarding such grants to elected officers.

6. PERQUISITES: For the term of this Agreement, Executive shall be eligible for Company perquisites that are, in the aggregate, no less favorable than the perquisites provided by the Company to any other elected officer. The perquisites provided to the Company’s Chief Executive Officer, as currently in effect, are listed on Exhibit A of this Agreement. The perquisites provided by the Company are subject to change from time to time. In addition, Executive shall be entitled to four weeks vacation per year.

7. RETIREE MEDICAL BENEFIT: Executive shall be eligible to participate in the Special Officer Retiree Medical Program on the same terms and conditions as other elected officers. That program currently provides lifetime medical benefits to elected officers who retire and to their spouses, if Executive has at least 5 years of service as an elected officer.

In the event that the Executive terminates from employment at any time and is not eligible to receive medical benefits under the Special Officer Retiree Medical Program, the Company will make the benefits otherwise provided under such program available to Executive and his spouse (during the lifetime of each) provided that the Executive (or, after his death, his spouse) reimburses the Company for the full premium for such coverage.

8. SPECIAL AGREEMENT: Executive’s March 2000 Special Agreement (the “Special Agreement”) previously entered into with the Company providing certain protections for Executive in the event of a Change in Control of the Company shall continue in effect.

9. TERMINATION OF 2001 EMPLOYMENT AGREEMENT: Executive’s 2001 Employment Agreement shall continue in effect until the Effective Date. Executive and Northrop Grumman hereby terminate the 2001 Employment Agreement in its entirety as of the Effective Date; provided, however, that this termination shall not affect Executive’s rights to any pension benefits which he previously accrued pursuant to the 2001 Employment Agreement and pursuant to certain agreements previously entered into with Litton, certain pension plans (including a Benefit Equalization Plan or BEP) in which he participated at TRW, and this termination shall not affect the termination of any other agreement that was terminated pursuant to or in connection with the 2001 Employment Agreement.

10. SPECIAL RETENTION BENEFITS: The Company awarded Executive 66,480 Restricted Stock Rights as of September 19, 2001 (the “RSRs”). In the event Executive’s employment is terminated for any of the following reasons, the RSRs then remaining outstanding and unvested shall thereupon vest and all shares not yet issued pursuant to the grant certificate for the RSRs shall be issued as of the date of such termination: (i) the death of Executive; or (ii) Executive’s “Disability” (as hereinafter defined); or (iii) termination of Executive’s employment by Northrop Grumman without “Cause” (as hereinafter defined); or (iv) termination of employment by Executive for “Good Reason” (as hereinafter defined); provided further, that the Company shall have the right to pay equivalent cash value in lieu of issuing all or a portion of the shares of stock required by this Section 10. Except as otherwise modified by this Section 10, the RSR grant shall be governed by the terms of the LTISP, the Guide, and the grant certificate.

11. TERMINATION OF EMPLOYMENT BY THE COMPANY:

A. The Company shall have the right to terminate the term of this Agreement and Executive’s employment at any time, with or without Cause, upon giving at least 10 day’s advance written notice to the Executive of the date when such termination shall become effective. If the Company terminates Executive’s employment without “Cause” (as that term is defined below) during the term of this Agreement, then Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (as defined below) (with the exception of certain benefits under Accrued Obligations, which will be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation set forth in Section 15.B shall commence as of the date of such termination.

For purposes of this Agreement, “Cause” shall mean the occurrence of either or both of the following: (i) the willful misconduct by the Executive with regard to the Company that is significantly injurious to the Company, provided, however, that no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; or (ii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to) any felony (other than traffic related offenses or as a result of vicarious liability).

B. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless the provisions of this paragraph B are complied with. Executive shall be given written notice by the Board of the intention to terminate him for Cause, and he shall then be entitled to a meeting before the Board to present his position, provided he requests in writing such a meeting within ten calendar days of his receipt of the written notice from the Board of the intention to terminate him. Following such a meeting, if Executive is then furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause, which determination shall be subject to review by the arbitrator on a de novo basis.

C. In the event that Executive is terminated for “Cause,” Executive will be entitled to receive only (w) any unpaid base salary through the date of termination and any accrued and unpaid vacation; (x) any unpaid bonus for services rendered during the calendar year prior to the calendar year in which the termination occurs; (y) reimbursement for any unreimbursed expenses incurred through the date of termination; and (z) all other payments, benefits or fringe benefits to which Executive may be entitled subject to, and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (including, but not limited to, any then vested stock options, RPSRs or RSRs) (collectively, (w) through (z) are referred to as “Accrued Obligations”), and will not receive any of the Special Severance Benefits set forth in Section 15.

12.	TERMINATION OF EMPLOYMENT BY DEATH OR DISABILITY OF EXECUTIVE:

A. Death: In the event that Executive dies during the term of this Agreement, this Agreement shall automatically terminate as of the date of death without further obligation on the part of the Company, except that the Company shall pay to Executive’s estate, within 30 days of death, the Accrued Obligations (with the exception of certain benefits under certain Accrued Obligations, which shall be paid as soon as administratively practicable), all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation set forth in Section 15.B shall apply to his eligible dependents commencing as of the date of death.

B. Disability: If the Executive’s employment terminates by reason of his Disability (as defined below) during the term of this Agreement, this Agreement shall terminate without further obligation to Executive, except that the Company shall provide to Executive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under Accrued Obligations, which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement. In such circumstances, the Benefit Continuation set forth in Section 15.B shall commence as of the date of such termination and shall, subject to Executive’s prompt execution of a release (substantially in the form of Exhibit C hereto) which is not revoked, continue for the period of time contemplated by Section 15.B. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform his material duties hereunder due to the same or a related physical or mental injury, infirmity or incapacity for 180 days in any 365-day period. The Company may terminate the Executive for a Disability as of the end of the aforementioned period or at any time thereafter during which the Disability continues upon 30 days prior written notice provided the Executive has not returned to full time employment prior to the end of such 30-day period.

13.	TERMINATION OF EMPLOYMENT BY EXECUTIVE FOR GOOD REASON:

Executive shall have the right to terminate the term of this Agreement and his employment with Northrop Grumman for “Good Reason” as that term is defined below. If Executive terminates his employment for “Good Reason” during the term of this Agreement, Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under Accrued Obligations which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement. In such circumstances, the Benefit Continuation in Section 15.B shall commence as of the date of such termination and shall, subject to Executive’s prompt execution of a release (substantially in the form of Exhibit C hereto) which is not revoked, continue for the period of time contemplated by Section 15.B. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent, the occurrence of any one or more of the following:

A. any reduction or diminution in the Executive’s then titles or positions (including as a Director), a material reduction in the nature or status of the Executive’s then authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that Good Reason will be deemed to exist if the Executive’s reporting relationship is changed such that the Executive does not report to the Board;

B. a reduction by the Company of the Executive’s base salary as in effect on the Effective Date, or as the same shall be increased from time to time;

C. the election of a Company employee other than Kent Kresa or Executive as Chairman of the Board (the election of a non employee to be Chairman shall not be “Good Reason”);

D. any material failure by the Company to comply with any of the provisions of this Agreement, other than isolated and inadvertent failure(s) not occurring in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive; or

E. the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 19 herein.

Should Executive desire to terminate his employment for “Good Reason,” he shall first give at least 30 days prior written notice of his intent to so terminate to the Board of the Company and give the Company an opportunity to promptly cure the event giving rise to “Good Reason.” In addition, such written notice must describe the event(s) constituting “Good Reason” and must be given to the Board within six months of the event(s).

14. TERMINATION OF EMPLOYMENT WITHOUT GOOD REASON: The Executive shall have the right to terminate the term of this Agreement and his employment with Northrop Grumman at any time without Good Reason by giving written notice to the Board at least thirty days in advance of such termination. In the event that Executive’s employment with the Company is terminated during the term of this Agreement by Executive without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Obligations.

15. SPECIAL SEVERANCE BENEFITS: In the event Executive’s employment terminates due to his death or Disability, or if he is terminated by Northrop Grumman without “Cause,” or if he terminates employment for “Good Reason,” then he shall be entitled to receive the following Special Severance Benefits, provided, however, that he first signs a release of claims (in a form substantially similar to Exhibit C) which is not revoked:

A. Salary and Bonus: A payment equal to two times the sum of (i) the Executive’s highest annual base salary in effect at any time in the six months preceding the termination of the Executive’s employment and (ii) the highest of any of the following: (x) Executive’s target bonus percentage under the ICP multiplied by his highest annual base salary in effect at any time in the six months preceding the termination of the Executive’s employment; or (y) the last bonus paid to Executive under the ICP prior to his termination. In addition, the Company shall pay Executive a pro-rata portion of the Executive’s target bonus under the ICP for the calendar year in which the Executive’s termination occurs (determined by multiplying Executive’s target bonus under the ICP for such year by a fraction, the numerator of which is the number of days during the calendar year in which the termination occurs up to and including the date on which Executive’s employment by the Company terminates, and the denominator of which is 365).

B. Stock Incentive Continuation: (i) One year of additional vesting for all stock options, RSRs and other stock incentive grants (excluding Restricted Performance Stock Rights (“RPSRs”)); (ii) Pro-rata vesting of RPSRs; and (iii) Two year extension of the time period otherwise available to exercise options, but not to exceed the maximum time to exercise set forth in the option grant (this extension does not apply if Executive gets the benefit of the five year exercise period due to retirement).

C. Welfare Benefit Continuation: Three years of continued coverage for Executive and his eligible dependents under the Company’s medical, dental, vision and life insurance plans and programs applicable to Executive at the time of his termination, on the same terms and conditions as apply to other elected officers during this three-year period.

D. Other Benefits: In addition to the benefits noted above, the following additional benefits shall be paid Executive: (i) a lump sum payment equal to three times the value of his annual car allowance; (ii) continuation of his then current financial planning benefits through the end of his third financial planning year; (iii) the income tax preparation reimbursement benefit for the year in which he terminates employment and for the following two full calendar years; (iv) outplacement benefits provided through an outside provider selected by the Executive, at a cost not to exceed $50,000 in total; and (v) any benefits to which Executive is entitled pursuant to Sections 7, 9 or 10 of this Agreement.

The foregoing severance benefits shall be offset by any severance benefits Executive is entitled to receive under any other Company plan, program, practice or agreement, including the Special Agreement.

16. GROSS-UP FOR SECTION 280G PURPOSES: In the event that the Executive becomes or has already become entitled to payments and/or benefits or any other amounts in the “nature of compensation” which would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (including without limitation as a result of this Agreement, or any other plan, arrangement or agreement with the Company or any affiliate (including Litton), or from any person whose actions result in a change of ownership or effective control of the Company or Litton covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or Litton or such person), the provisions of Exhibit B shall apply. For purposes of Exhibit B, the term “Change in Control” shall mean a change of ownership or effective control (as such terms are used in Section 280G and the proposed regulations thereunder) heretofore or hereafter of the Company or Litton.

17. NO MITIGATION; NO OFFSET EXCEPT FOR CIC BENEFITS: Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that any severance benefits Executive may receive as a result of a change in control of the Company under the Special Agreement (or successor thereto) shall offset any severance benefits Executive is eligible to receive under this Agreement. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

18. TRADE SECRETS: In the course of performing his duties for his former employer Litton and for the Company, Executive will receive, and acknowledges that he has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Northrop Grumman or Litton Trade Secrets to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company; provided, however, that the foregoing shall not preclude Executive from complying with due legal process or governmental inquiry or from taking actions or making disclosures while employed by the Company in good faith performance of his duties and obligations hereunder. Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, he will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this paragraph shall be in addition to any protection afforded to Trade Secrets by law or equity.

19. INVENTIONS: Executive agrees that all inventions, discoveries and improvements, and all new ideas for manufacturing and marketing products or services of the Company, which Executive has conceived during his prior employment with Litton or may conceive while employed by the Company, whether during or outside business hours, on the premises of the Company or elsewhere, alone or in collaboration with others, or which he has acquired or may acquire from others, whether or not the same can be patented or registered under patent, copyright, or trademark laws, shall be and become the sole and exclusive property of the Company. Executive agrees to promptly disclose and fully acquaint his management with any such inventions, discoveries, improvements and ideas which he has conceived, made or acquired, and shall, at the request of the Company, make a written disclosure of the same and execute such applications, assignments, and other written instruments as may reasonably be required to grant to the Company sole and exclusive right, title and interest thereto and therein and to enable the Company to obtain and maintain patent, copyright and trademark protection therefore.

20. NON-SOLICITATION AND NON-DISPARAGEMENT:

A. For a period of one year following the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, through aid, assistance or counsel, on his own behalf or on behalf of another person or entity (i) solicit or offer to hire any person who was, within a period of six months prior to Executive’s termination, employed by the Company, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

B. For a period of one year following the termination of Executive’s employment with the Company, the Company shall not by any means issue or communicate any public statement that may be critical or disparaging of the Executive, provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

21. ASSIGNMENT: This Agreement is personal to Executive and shall not be assigned by him. However, this Agreement shall be binding upon any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise and may not otherwise be assigned by the Company.

22. TAX WITHHOLDING: The Company shall be entitled to withhold from any amounts payable pursuant to this Agreement all taxes as legally shall be required (including without limitation United States federal taxes, and any other state, city or local taxes).

23. SAVINGS CLAUSE: If any provision under this Agreement or its application is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

24. ENTIRE AGREEMENT: This Agreement represents the complete agreement and understanding between Executive and the Company pertaining to the subject matters contained herein, and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to such subject matters. The Special Agreement, as well as any and all obligations of Executive and rights of the Company, Litton, TRW Inc. or any of their respective affiliates under any prior confidentiality or proprietary information agreement, are outside of the scope of the preceding sentence.

25. INDEMNIFICATION: The Company hereby covenants and agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company or with Litton or TRW (including service prior to the Effective Date hereof). The Company, within 30 days of presentation of invoices, shall, to the extent permitted by law, advance to Executive reimbursement of all legal fees and disbursements incurred by Executive in connection with any potentially indemnifiable matter; provided, however, that in order to receive such advanced fees and disbursements, Executive must first sign an undertaking reasonably satisfactory to the Company that he will promptly repay the Company all advanced fees and disbursements in the event it is finally determined that Executive cannot be indemnified for the matter at issue under applicable law or Company By-laws; and provided further, that Executive shall consult with the Company prior to selecting his counsel and shall make a reasonable effort to select counsel reasonably acceptable to the Company. In addition, the Company and Executive have previously entered into a separate

Indemnification Agreement, in the form previously entered into with other senior officers of the Company, which shall also be deemed to cover the Executive’s performance of services with the Company, Litton and TRW (including service prior to the effective date hereof).

26. LIABILITY INSURANCE: The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

27. ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement or arising our of or in connection with Executive’s employment shall be settled exclusively by arbitration, conducted before a single arbitrator (who is a retired federal or state court judge) in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

28. SURVIVAL OF CERTAIN PROVISIONS. The following provisions of this Agreement shall survive and continue to be in effect to the extent applicable following

Executive’s termination of employment and any purported termination of the term of this Agreement: Section 7 (retiree medical benefit); Section 10 (special retention benefits); Section 9 (termination of 2001 Employment Agreement); Section 11 (termination of employment by the Company); Section 12 (termination of employment by death or disability of Executive); Section 13 (termination of employment by Executive for good reason); Section 14 (termination of employment without good reason); Section 15 (special severance benefits); Section 16 (gross-up for Section 280G purposes); Section 17 (no mitigation; no offset); Section 18 (trade secrets); Section 19 (inventions); Section 20 (non-solicitation and non-disparagement); Section 22 (tax withholding); Section 25 (indemnification); Section 26 (liability insurance); Section 27 (arbitration); this Section 28 (survival of certain provisions); Section 29 (cooperation with the Company); and Section 30 (governing law). The survival of Section 16 shall also cover payments or benefits received after the termination of employment and this Agreement if resulting from a Change in Control (as defined in Section 16) that occurs prior to such termination and during the term of this Agreement.

29. COOPERATION WITH THE COMPANY: During and after the expiration of this Agreement, the Executive shall cooperate with the Company in regard to any matter, dispute or controversy in which the Company is involved, or may become involved, and of which the Executive may have knowledge. Such cooperation at a time when the Executive is no longer employed by the Company or a member of the Board shall be subject to further agreement providing for legally appropriate compensation.

30. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to principles of conflict of law.

Dated:	February 19, 2003	Executive

		By	/s/ Ronald D. Sugar
Ronald D. Sugar

Dated:	February 19, 2003	NORTHROP GRUMMAN CORPORATION

		By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human
Resources and Administrative Officer

Exhibit A to Employment Agreement

Executive Perquisites for the CEO

•	Executive Life Insurance—three times base salary, up to a maximum of $1,000,000
•	Executive Accidental Death and Dismemberment Insurance—6 times base salary, up to a maximum of $1,000,000
•	Travel and Accident Insurance
•	Long Term Disability—covers 65% of base pay up to a maximum of $15,000 per month including social security
•	Executive Medical—covers 100% of covered charges for Executive and dependents
•	Executive Dental—covers 100% of covered benefits for Executive and dependents with a $2,000 annual maximum
•	Annual Executive Physical Exam
•	Personal Liability Insurance of $10,000,000
•	Car Allowance of $20,000 per year
•	Financial Planning and Income Tax Preparation Benefit—covers 100% of combined charges up to a maximum of $25,000 per year
•	Corporate Airline Travel
•	First Class Air Travel
•	Payment for Two Airline Clubs
•	Reimbursement for Two Private Club Membership up to $5,000 per year
•	Business Club Memberships
•	Home Security

These perquisites are periodically modified by the Company.

A-1

Exhibit B: Gross-Up Provisions

Equalization Payment. If upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive from the Company or any of its subsidiaries as severance benefits or otherwise, including without limitation, any fees, costs and expenses paid under this Agreement and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company’s incentive plans, including without limitation, the 2001 Long Term incentive Stock Plan, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay to the Executive in cash an additional amount or amounts (the “Gross-Up Payment(s)”)) such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) provided for by this Section shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

Tax Computation. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as severance benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

(a)	Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive’s termination of employment, (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280(G)(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s

B-1

independent auditors and acceptable to the Executive, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deduction by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of termination, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under this Section herein, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied.

B-2

EXHIBIT C

RELEASE AGREEMENT

1. PARTIES: The parties to this Release Agreement (referred to hereafter as “Agreement”) are DR. RONALD D. SUGAR (referred to hereafter as “Executive”) and NORTHROP GRUMMAN CORPORATION (referred to hereafter as “Northrop Grumman” or the “Company”).

2. RECITALS: This Agreement is made with reference to the following facts:

2.1 Executive and Northrop Grumman are parties to an Employment Agreement, one of the terms of which provides Executive, under certain conditions, with Special Severance Benefits in exchange for a release.

2.2 This Agreement is the release Executive is required to sign in order to receive those Special Severance Benefits.

3. CONSIDERATION: In exchange for the Executive’s agreement to abide by all of the terms of this Agreement, Northrop Grumman will provide Executive with the Special Severance Benefits set forth in Section 15 of the Employment Agreement.

4. COMPLETE RELEASE: In consideration of the promises contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby agree to release, absolve and discharge Releasees (as defined below) from all claims, causes of action, demands, damages or costs he may have against Releasees on behalf of himself or others arising prior to the date he signs this Agreement. “Releasees” shall mean the Company, its subsidiaries, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors, and agents (in their capacities as employees, officers, directors and agents), past and present, and each of them in such capacities.

4.1 This waiver and release includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age, and retaliation; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination based on disability and retaliation; the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, religion, sex, sexual orientation, national origin, ancestry, physical disability, mental disability, medical condition, marital status or age, and retaliation; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation whether such claim be based upon an action filed by Executive or by any governmental agency.

4.2 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under Executive’s Employment Agreement, or in relation to the Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, and each of them, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

4.3 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to any severance plan, program, or arrangement.

4.4 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the federal False Claims Act.

4.5 This release covers both claims that Executive knows about and those he may not know about. Executive hereby specifically waives and relinquishes all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.6 Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Executive expressly acknowledges that this Agreement is intended to include all claims which he does not know or suspect to exist in his favor at the time of his signature on the Agreement, and that this Agreement will extinguish any such claims

4.7 Notwithstanding anything to the contrary herein, this Agreement does not waive or release: (i) any rights or claims which Executive may have under the Age Discrimination in Employment Act or other laws which arise after the date he signs this Agreement, (ii) any rights or claims Executive may have under his Employment Agreement with the Company which survive termination of employment; (iii) any rights Executive may have for indemnification from the Company; (iv) any rights which Executive may have under the Company’s Directors and Officers liability insurance policy; (v) any rights Executive may have under stock option, RPSR, RSR or other stock incentive grants provided to him by the Company; (vi) any rights Executive may have as a shareholder of Northrop Grumman; and (vii) any rights Executive may have to vested benefits under any Company employee benefit plan.

5. ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

6. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Executive agrees and understands that he has been given a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Executive further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one calendar day period. At the end of this period, this offer of Special Severance Benefits will be deemed automatically withdrawn if not earlier signed by Executive and delivered to the Company. Executive is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

7. RIGHT TO REVOKE AGREEMENT: Executive may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. For this revocation to be effective, written notice must be received by the Chief Human Resources Officer no later than 5:00 p.m. PST on the seventh calendar day after Executive signs this Agreement. If

Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the benefits described in Section 3 of this Agreement.

8. NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Executive or by Northrop Grumman of liability of any kind.

9. SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10. SOLE AND ENTIRE AGREEMENT: Except as otherwise expressly set forth herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all discussions, prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement.

11. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to rules regarding conflicts of law.

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND TO CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

DATED:	BY:

NORTHROP GRUMMAN CORPORATION

DATED:	BY:
TITLE:

C-7